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                                                                    Exhibit 99.5


Contact:   Ventas Inc., Louisville
           Steven T. Downey, 502/357-9030

VENTAS AND VENCOR REACH AGREEMENT ON CERTAIN MATTERS

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 13, 1999--Ventas, Inc. (NYSE: VTR - news) announced today that it has entered into an agreement with Vencor, Inc. (NYSE: VC - news), its principal tenant, which provides that if Vencor pays the full amount of April 1999 rent on the following schedule, the Company will not exercise its remedies under its lease agreements with Vencor. The schedule is $8.0 million on April 13, $4.3 million on April 20, $4.3 million on April 27 and $1.9 million on April 30. These payments totaling approximately $18.5 million represent the full amount of rent that is due for April under the lease agreements. In addition, if Vencor fails to pay the full amount of rent for May on or before May 5, 1999, the Company will have the right to exercise all remedies available to it under the lease agreements. No other agreements have been reached with Vencor with respect to the payment of rent.

The Company and Vencor also agreed to amend each of the four Master Leases, effective as of April 30, 1998, to delete a provision that permitted the Company to require Vencor to purchase a facility upon the occurrence of certain events of default by Vencor. It is the Company's expectation that, as a result of these amendments, Vencor will reflect the four Master Leases as operating leases for financial accounting purposes in its consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 1998.

In connection with these agreements, each of the Company and Vencor has agreed not to pursue any claims against the other or any third party relating to the April 1998 reorganization as long as Vencor makes the full lease payments for April 1999 and May 1999 under the specified schedule. In addition, the standstill arrangement will terminate on May 5, 1999 or on any date that a voluntary or involuntary bankruptcy proceeding is commenced by or against Vencor.

Finally, the Company and Vencor have agreed that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other will be extended or tolled from April 12, 1999 until May 5, 1999 or until the standstill period terminates due to Vencor's failure to make the contemplated lease payments.

Debra A. Cafaro, President and Chief Executive Officer of the Company, said, "We are pleased with this outcome, which does not reduce the payments due under the leases but provides Vencor with some financial flexibility. We expect to continue our discussions with Vencor regarding Vencor's need to modify its capital structure, and we will continue to consider proposals from Vencor and take actions that are in the best interests of the Ventas shareholders."

Ventas, Inc. is a real estate company whose properties include 219 nursing centers, 45 hospitals and eight personal care facilities operated in 36 states.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities
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Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of the Company's operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (ii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iii) increases in the cost of borrowing for the Company, (iv) the ability of the Company's operators to deliver high quality care and to attract patients, and (v) the ability of the Company to pay and/or refinance its indebtedness as it becomes due. Many of such factors are beyond the control of the Company and its management.

In addition, please note that certain information contained in this press release has been provided by the Company's primary tenant, Vencor. Vencor is subject to the reporting requirements of the Securities and Exchange Commission (the "Commission") and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. Although Vencor has provided certain information to the Company, the Company has not verified this information either through an independent investigation or by reviewing Vencor's Annual Report on Form 10-K for the year ended December 31, 1998, which as of April 12, 1999 had not been filed with the Commission. The Company has no reason to believe that such information is inaccurate in any material respects, but there can be no assurances that all such information is accurate.